SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549



                              __________


                              FORM 8-K/A

                        AMENDMENT NO. 1 TO THE

                            CURRENT REPORT


                    Pursuant to Section 13 or 15(d)
                of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) August 14, 1994

           Sensormatic Electronics Corporation
(Exact name of registrant as specified in charter)


         Delaware              0-3953           34-1024665
(State or other jurisdic-  (Commission     (IRS employer
tion of incorporation)     file number)    identification No.)


500 N.W. 12th Avenue
Deerfield Beach, Florida                              33442
(Address of principal executive offices)            (Zip Code)




          Registrant's telephone number, including area code:
                            (305) 420-2000


     (Former name or former address, if changed since last report)


Item 5.  Other Events.

          On August 14, 1994, the Company entered into an Agreement and Plan of Merger with Knogo Corporation ("Knogo") and Knogo's wholly-owned subsidiary, Knogo North America Inc. ("Knogo North America"), providing for the merger (the "Merger") of Knogo with and into the Company. The agreement contemplates that immediately prior to the Merger, Knogo's operations in the United States, Puerto Rico and Canada will be contributed to Knogo North America and the stock of Knogo North America distributed to Knogo's stockholders or otherwise disposed of (the "Divestiture"), so that pursuant to the Merger, Knogo's businesses outside the United States, Puerto Rico and Canada will be combined with those of the Company.

          Pursuant to the agreement, following the Divestiture and upon the effectiveness of the Merger, each share of Knogo common stock will be exchanged for the Company's Common Stock having a value (based on the average of the closing prices of the Company's Common Stock for the twenty trading days preceding the merger) of $18, which value would be increased, in the event such average closing price exceeds $33, by .273 times the amount of such excess. The Company has the right to pay all or a portion of the merger consideration in cash in the event that such average closing price of its Common Stock is less than $28, subject, however, to Knogo's right in such event to require that the merger consideration be paid entirely in the Company's Common Stock at a fixed valuation of $28 per share.

          Consummation of the Merger is subject to the expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, approval of Knogo's shareholders and certain other conditions. The agreement also has provisions for the payment of break-up fees, under certain conditions, payable by either party should the transaction fail to close.

          In addition to a Contribution and Divestiture Agreement governing the assets contributed by Knogo to Knogo North America and the related liabilities to be assumed by Knogo North America, it is contemplated by the agreement that under a Supply Agreement, the Company will purchase certain products from Knogo North America over a term of 30 months. It is also contemplated that the parties will enter into a License Agreement governing the use of certain patent rights and technology.

          Knogo is an international, New York-based company engaged primarily in the business of manufacturing, marketing and servicing electronic article surveillance systems employing swept radio frequency, dual radio frequency and magnetic technologies. Knogo also markets closed circuit video systems. Knogo's worldwide revenues for the fiscal year ended February 28, 1994 were $89.3 million, with net income of $3.6 million or $0.65 per share. The Knogo operations being acquired by the Company pursuant to the Merger posted revenues of $70.6 million for the same period.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

          The information with respect to Knogo in the financial statements and pro forma financial information below has been supplied by Knogo, and the information with respect to Sensormatic in such pro forma financial information has been supplied by Sensormatic.


(a)(1)  UNAUDITED FINANCIAL STATEMENTS OF THE BUSINESS ACQUIRED.
        Unaudited consolidated financial statements of Knogo for the period ended May 31, 1994:

        Knogo Corporation and Subsidiaries Condensed Consolidated
        Balance Sheet (Unaudited), at May 31, 1994

        Knogo Corporation and Subsidiaries Consolidated
        Statement of Operations (Unaudited), for the period ended
        May 31, 1994

        Knogo Corporation and Subsidiaries Consolidated Statement of Cash Flows (Unaudited), for the period ended May 31, 1994

        Knogo Corporation and Subsidiaries Notes to Consolidated
        Financial Statements (Unaudited)

(a)(2)  FINANCIAL STATEMENTS OF THE BUSINESS ACQUIRED.
        Consolidated financial statements of Knogo for the fiscal year ended February 28, 1994:

        Independent Auditors' Report - Deloitte & Touche LLP

        Knogo Corporation and Subsidiaries Consolidated Balance
        Sheet, at February 28, 1994

        Knogo Corporation and Subsidiaries Consolidated Statement of Income, for the fiscal year ended February 28, 1994

        Knogo Corporation and Subsidiaries Consolidated Statement of Shareholders' Equity, for the fiscal year ended February 28, 1994

        Knogo Corporation and Subsidiaries Consolidated Statement of Cash Flows, for the fiscal year ended February 28, 1994

        Knogo Corporation and Subsidiaries Notes to Consolidated
        Financial Statements

(b) PRO FORMA FINANCIAL INFORMATION. Unaudited pro forma combined financial information for the fiscal year ended June 30, 1994, relating to the Company's acquisition of Knogo:

        Unaudited Condensed Pro Forma Combined Balance
        Sheet, dated June 30, 1994

        Unaudited Condensed Pro Forma Combined Statement of Income, for the fiscal year ended June 30, 1994

        Notes to Unaudited Condensed Pro Forma Combined
        Financial Information.

(c)     EXHIBITS:


           Exhibit
            Number                Description

             2(a)   Agreement and Plan of Merger ("Merger
                    Agreement") dated August 14, 1994,
                    between Sensormatic Electronics
                    Corporation, Knogo Corporation
                    ("Knogo") and Knogo North America,
                    Inc. ("Knogo North America")
                    (including Exhibit A - Delaware
                    Certificate of Merger; Exhibit B - New
                    York Certificate of Merger; and
                    Exhibit C - Form of Contribution and
                    Divestiture Agreement (the "Divesti-
                    ture Agreement") between Knogo and
                    Knogo North America)

                    (previously filed)

             2(b)   Form of License Agreement between
                    Knogo and Knogo North America
                    (Exhibit B to Divestiture Agreement)

                    (previously filed)

             2(c)   Form of Supply Agreement between Knogo
                    and Knogo North America (Exhibit C to
                    Divestiture Agreement)

                    (previously filed)

                    (Schedules to Exhibits 2(a), 2(b) and
                    2(c) are not included.  Copies will be
                    furnished supplementally to the
                    Securities and Exchange Commission
                    upon request.)

            23(a)   Consent of Deloitte & Touche LLP

            23(b)   Consent of Deloitte & Touche LLP


UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF KNOGO FOR THE
PERIOD ENDED MAY 31, 1994:


     KNOGO CORPORATION AND SUBSIDIARIES
     CONDENSED CONSOLIDATED BALANCE SHEET
     (In thousands, except stock par value)

                                     May 31, 1994
ASSETS                                (Unaudited)

CASH AND CASH EQUIVALENTS              $  6,423
MARKETABLE SECURITIES                     2,814
ACCOUNTS RECEIVABLE, less allowance
   for doubtful accounts of $4,713       24,031
NET INVESTMENT IN SALES-TYPE LEASES      27,820
INVENTORIES                              21,496
SECURITY DEVICES - Net                    5,283
PROPERTY, PLANT AND EQUIPMENT-Net        19,899
OTHER ASSETS                              4,673
                                       ________
                                       $112,439

LIABILITIES AND SHAREHOLDERS' EQUITY

NOTES PAYABLE - BANKS                  $ 24,015
ACCOUNTS PAYABLE AND ACCRUED
   LIABILITIES                           17,172
INCOME TAXES PAYABLE                      1,094
DEFERRED INCOME TAXES                     1,218
DEFERRED LEASE RENTALS                    3,340
                                       ________
                                         46,839

SHAREHOLDERS' EQUITY
   Participating cumulative
     preferred shares, Series A,
     $.01 par value: authorized
     200 shares; none issued
   Preferred stock, $.01 par value:
     Authorized 2,800 shares;
     none issued
   Common stock, $.01 par value:
     Authorized 20,000 shares; issued
     and outstanding - 5,385 shares          54
   Additional paid-in capital            35,672
   Retained earnings                     16,006
   Equity adjustment from foreign
     currency translation                13,868
                                       ________
                                         65,600
                                       ________
                                       $112,439




See notes to the condensed consolidated financial statements.


KNOGO CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)


                                        Three Months Ended May 31,
                                         1994            1993
                                           (Unaudited)
Revenues:
   Sales of security devices
     and related interest income        $16,767       $19,648
   Lease rentals and other                3,166         4,274
                                        _______        ______
     Total revenue                       19,933        23,922

Operating costs and expenses:
   Cost of security devices sold          6,759         8,999
   Depreciation and amortization
     of security devices and
     property, plant and equipment        1,163         1,367
   Selling, general and adminis-
     trative expenses                    10,249        10,800
   Research and development               1,108         1,004
   Unusual item (See Note F)                651           -
                                        _______        ______

     Total operating costs
        and expenses                     19,930        22,170
                                        _______        ______

        Operating profit                     3          1,752
        Interest expense                   419            518
        Foreign currency (gain)loss         (2)            45
        Interest (income)                  (75)           (55)
                                         _____         ______
   Income (loss) before income taxes      (339)         1,244

Income taxes (benefit)                      (68)          311

Net income (loss)                       $  (271)      $   933

Net income (loss) per common share      $  (.05)      $   .17

Weighted average common shares            5,384         5,570


See notes to the condensed consolidated financial statements.


KNOGO CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(In thousands)

                                     Three Months Ended May 31,

                                           1994      1993
                                             (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income (loss)                     $ (271)       $  933
   Adjustments to reconcile net income
     (loss) to net cash (used in)
     provided by operating activities:
        Depreciation and amortization
          of security devices and
          property, plant and equipment   1,151         1,173
        Provision for bad debts             373           979
        Gain on disposal of fixed assets    (14)           (6)
        Amortization of deferred charges     20            11
        Unrealized foreign currency
          transaction loss                   85           362
   Changes in operating assets and
     liabilities:
     Decrease (increase) in accounts
        receivable                        2,660        (1,017)
     Increase in net investment in
        sales-type leases                (1,157)          (988)
     (Increase) decrease in
        inventories                        (983)           214
     Increase in security devices-net      (741)          (532)
     Increase in other assets              (577)          (952)
     (Decrease) increase in accounts
       payable and accrued liabilities    (2,428)        1,141
     (Decrease) increase in income
        taxes payable                      (297)           558
     Increase in deferred lease
        rentals                             240            842
                                          _____          _____
        NET CASH (USED IN) PROVIDED BY
          OPERATING ACTIVITIES           (1,939)         2,718

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of property, plant and
     equipment                             (205)          (307)
   Proceeds from sale of property,
     plant and equipment                     39             54
                                          _____           _____
NET CASH USED IN INVESTING ACTIVITIES      (166)           (253)
CASH FLOWS FROM FINANCING ACTIVITIES
   Net payments under short-term lines
     of credit and overdraft facilities    (473)        (2,043)
   Repayments on long-term borrowings    (1,250)           -
   Proceeds from exercise of stock
     options                                 33             38
                                         ______          ______
NET CASH USED IN FINANCING ACTIVITIES    (1,690)        (2,005)

Effect of exchange rate on cash            (260)           277
                                         ______         ______

(DECREASE) INCREASE IN CASH AND CASH
   EQUIVALENTS                           (4,055)           737

CASH AND CASH EQUIVALENTS, at beginning
   of period                             10,478           7,351

CASH AND CASH EQUIVALENTS, at end of
   period                                $6,423          $8,088

See notes to the condensed consolidated financial statements.


KNOGO CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
MAY 31, 1994


NOTE A -- BASIS OF PRESENTATION
The financial information presented is unaudited. In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the financial information for the periods indicated have been included. Interim results are not necessarily indicative of results for a full year.

NOTE B -- NET INCOME (LOSS) PER SHARE
Net income (loss) per common share is computed using the weighted average number of common shares outstanding during the period, plus when dilutive, net additional shares issuable upon exercise of options.

NOTE C -- NET INVESTMENT IN SALES-TYPE LEASES
Knogo is the lessor of security devices under agreements expiring in various years through 2001. The net investment in sales-type leases consists of:


                                      May 31, 1994
                                    (000's omitted)

Minimum lease payments
   receivable                          $36,812
Allowance for uncollectible
   minimum lease payments               (1,799)
Unearned income                         (7,730)
Portion of lease payments
   representing executory costs         (1,154)
Unguaranteed residual value              1,691
                                       _______
                                       $27,820

NOTE D -- INVENTORIES
Inventories consist of the following:

                                    May 31, 1994
                                   (000's omitted)

Raw materials                          $ 4,652
Work-in-process                          9,827
Finished goods                           7,017
                                       _______
                                       $21,496

NOTE E -- SECURITY DEVICES ON LEASE
Security devices are stated at cost and are summarized as follows:

                                    May 31, 1994
                                   (000's omitted)

Security devices on lease              $18,448
Less allowance for depreciation         13,165
                                       _______
                                       $ 5,283

NOTE F -- UNUSUAL ITEM
On May 10, 1994, Arthur J. Minasy, Chairman of the Board of Directors and Chief Executive Officer, died. Knogo will pay a death benefit related to the termination of an employment contract in 24 equal monthly installments of $28,960, commencing in May 1994. This termination death benefit, with a present value of approximately $651,000 (computed at an effective rate of 7%), has been charged to expense in the first quarter of fiscal 1995.

NOTE G -- SUBSEQUENT EVENTS

MERGER WITH SENSORMATIC AND SPIN-OFF

On June 27, 1994, Knogo announced that it was holding discussions involving a possible merger or sale of Knogo or the addition of a significant investor.

On August 14, 1994, Knogo and its newly established, wholly-owned subsidiary Knogo North America, Inc. ("Knogo N.A.") entered into a Merger Agreement with Sensormatic Electronics Corporation ("Sensormatic"). The Merger Agreement contemplates that Knogo will be merged into Sensormatic (the "Merger"). Consummation of the Merger is subject to Knogo shareholder and regulatory approval.

Immediately prior to the Merger, Knogo will contribute to Knogo N.A. certain assets and liabilities of Knogo relative to its operations in the United States, Canada and Puerto Rico (the "Knogo N.A. Territory"). The Knogo N.A. common stock will be distributed to the Knogo shareholders, or Knogo will otherwise dispose of the stock or assets of Knogo N.A. so that upon the effectiveness of the Merger, Knogo's business interests outside of the United States, Canada, and Puerto Rico will be combined with those of Sensormatic.

Each outstanding share of Knogo Common Stock will be converted in the Merger into a fraction of a share of Sensormatic Common Stock, having a value of $18, subject to certain adjustments.

Supply and License Agreement

     Pursuant to a related supply agreement, Sensormatic is obligated to purchase products from Knogo N.A. in the amount of $12,000,000 during the first 12 months and an additional $12,000,000 during the ensuing 18 months. Such products will be priced to yield Knogo N.A. a 35% gross margin.

     Pursuant to a related license agreement, Knogo N.A. will have the exclusive right to manufacture and sell existing Knogo products within the Knogo N.A. Territory, and Sensormatic shall have such right elsewhere, except that Knogo N.A. and Sensormatic will each have the right to develop and market the SuperStrip technology in the Knogo N.A. territory.

Decline in Operations

     Subsequent to May 31, 1994, Knogo has experienced a decline in operating results principally as a result of declining revenues and professional fees in connection with the proposed merger and related agreements. Should Sensormatic fail to consummate the Merger (other than for breach by Knogo of its obligations or failure to obtain shareholder approval), Knogo would receive from Sensormatic a payment of either four million or ten million dollars, depending on the circumstances giving rise to the payment obligation. In the opinion of Knogo management, payment of such fees should provide sufficient funding for Knogo to maintain continuity of its existing operations as it seeks to return to previous operating levels.

CONSOLIDATED FINANCIAL STATEMENTS OF KNOGO FOR THE FISCAL YEAR
ENDED FEBRUARY 28, 1994:


INDEPENDENT AUDITORS' REPORT


Board of Directors
Knogo Corporation
Hauppauge, New York

We have audited the accompanying consolidated balance sheet of Knogo Corporation and subsidiaries as of February 28, 1994 and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Knogo Corporation and subsidiaries as of February 28, 1994, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

As described in Note 2 to the consolidated financial statements, the Company has entered into a Merger Agreement with Sensormatic
Electronics Corporation.




/s/DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Jericho, New York
May 18, 1994
(September 16, 1994 as to Notes 2, 7, 8 and 11)



KNOGO CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
FEBRUARY 28, 1994
(In thousands, except stock par value)

ASSETS

CASH AND CASH EQUIVALENTS                $ 10,478
INVESTMENTS                                 2,814
ACCOUNTS RECEIVABLE, less allowance
  for doubtful accounts of $4,932          26,442
NET INVESTMENT IN SALES-TYPE LEASES        25,819
INVENTORIES                                20,090
SECURITY DEVICES ON LEASE, net              5,145
PROPERTY, PLANT AND EQUIPMENT, net         19,604
INTANGIBLES, including patent costs,
  less accumulated amortization of
  $1,109                                      960
OTHER ASSETS                                3,099
                                         ________

                                         $114,451

LIABILITIES AND SHAREHOLDERS' EQUITY

NOTES PAYABLE, banks                     $ 26,150
ACCOUNTS PAYABLE                            6,454
ACCRUED LIABILITIES                        12,152
INCOME TAXES PAYABLE                        1,374
DEFERRED INCOME TAXES                       1,181
DEFERRED LEASE RENTALS                      2,883
                                         ________

                                           50,194

COMMITMENTS AND CONTINGENCIES
  (Notes 2, 7, 10 and 11)


SHAREHOLDERS' EQUITY:
   Participating cumulative preferred shares
    Series A, $.01 par value:  authorized
    200 shares; none issued
   Preferred stock, $.01 par value:
    authorized 2,800 shares; none issued
   Common stock, $.01 par value:  authorized
    20,000 shares; issued and outstanding
    5,380                                              54
   Additional paid-in capital                      35,640
   Retained earnings                               16,277
   Equity adjustment from foreign currency
    translation                                    12,286
                                                  _______

                                                   64,257
                                                  _______

                                                 $114,451

See notes to consolidated financial statements


KNOGO CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME
YEAR ENDED FEBRUARY 28, 1994
(in thousands, except per share data)



REVENUES:
   Sales of security devices
    and related interest
    income                                $74,556
   Lease rentals and other                 14,746
                                          _______

                                           89,302

COSTS AND EXPENSES:
   Cost of security devices sold           32,620
   Depreciation and amortization
    of security devices and
    property, plant and equipment           4,590
   Research and development                 3,550
   Selling, general and
    administrative expenses                41,356
                                          _______

                                           82,116

OPERATING PROFIT                            7,186
                                           ______

INTEREST (INCOME)                            (445)
INTEREST EXPENSE                            2,358
FOREIGN CURRENCY LOSS                         736
                                          _______

INCOME BEFORE INCOME TAXES                  4,537

INCOME TAXES                                  923
                                          _______

NET INCOME                                $ 3,614

NET INCOME PER SHARE                        $ .65

WEIGHTED AVERAGE COMMON SHARES              5,557


See notes to consolidated financial statements


KNOGO CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
Year ended February 28, 1994
(in thousands)
                                                                        Equity
                                                                      Adjustment
                                              Additional             from Foreign      Total
                              Common Stock     Paid-in    Retained     Currency     Shareholders'
                            Shares   Amount    Capital    Earnings   Translation       Equity
BALANCE, February 28, 1993   5,338    $54      $35,373    $12,663     $13,274         $61,364

NET INCOME                     -       -           -        3,614          -             3,614

EXERCISE OF STOCK OPTIONS       42     -           267        -            -               267

TRANSLATION ADJUSTMENT         -       -           -          -          (988)           (988)
                             _____    ___      _______   ________      _______        ________

BALANCE, February 28, 1994   5,380    $54      $35,640    $16,277      $12,286         $64,257


KNOGO CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS
YEAR ENDED FEBRUARY 28, 1994
(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                             $ 3,614
   Adjustments to reconcile net income
    to net cash provided by
    operating activities:
    Depreciation and amortization of
       security devices and property,
       plant and equipment                  3,819
    Amortization of intangibles               223
    Deferred income taxes                     176
    Provision for bad debts                 2,467
    Gain on disposal of property,
    plant and equipment                       (28)
    Unrealized foreign currency
       transaction loss                     1,124
    Changes in operating assets and
       liabilities:
       Decrease in accounts
         receivable                         7,163
       Increase in net investment in
         sales-type leases                 (6,475)
       Increase in inventories             (2,198)
       Increase in security devices, net   (1,696)
       Decrease in other assets               547
       Increase in accounts payable and
         accrued liabilities                  866
       Increase in income tax
         payable                              352
       Decrease in deferred lease
         rentals                              (75)
                                           ______
          Net cash provided by operating
            activities                      9,879

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property, plant and
    equipment, net                         (1,798)
   Proceeds from sale of property,
    plant and equipment                       187
   Increase in intangibles                    (30)
                                          _______

          Net cash used in investing
            activities                     (1,641)


CASH FLOWS FROM FINANCING ACTIVITIES:
   Net payments under short-term lines
    of credit and overdraft facilities     (2,007)
   Repayment of long-term borrowings       (3,832)
   Proceeds from exercise of stock
    options                                   267
                                          _______

    Net cash used in financing
       activities                          (5,572)
                                          _______

EFFECT OF EXCHANGE RATE ON CASH               461

INCREASE IN CASH AND CASH
   EQUIVALENTS                              3,127

CASH AND CASH EQUIVALENTS, at beginning
   of year                                  7,351
                                          _______

CASH AND CASH EQUIVALENTS, at end of
   year                                   $10,478


SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION:

   Cash paid during the year for:

    Interest                             $  2,154

    Income taxes                         $    598


SUPPLEMENTAL DISCLOSURE OF NON-CASH
   INVESTING AND FINANCING ACTIVITIES:

   Capital lease obligation incurred for
    the purchase of office equipment
    and other assets                     $     40


See notes to consolidated financial statements


KNOGO CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED FEBRUARY 28, 1994


1.        SIGNIFICANT ACCOUNTING POLICIES

     a. PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Knogo
          Corporation and its subsidiaries ("Knogo"), all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

     b. REVENUE RECOGNITION - Knogo manufactures security devices which it offers for sale or lease. Revenue related to the sale of equipment is recorded at the time of shipment or upon acceptance by a third-party leasing company of a customer lease and the related equipment. In addition, in accordance with Statement of Financial Accounting Standards No. l3, "Accounting for Leases", lease contracts which meet the following criteria are accounted for as sales-type leases: collection is reasonably assured, there are no important uncertainties, and (l) the present value of the rental payments over the term of the lease is at least 90% of the fair value of the equipment or (2) the lease term is equal to 75% or more of the estimated economic life of the equipment or (3) the lease contains a bargain purchase option. Under this method, revenue is recognized as a sale at the time of installation or acceptance by the lessee in an amount equal to the present value of the required rental payments under the fixed, noncancellable lease term. The difference between the total lease payments and the present value is amortized over the term of the lease so as to produce a constant periodic rate of return on the net investment in the lease.

          The operating method of accounting for leases is followed for lease contracts not meeting the above criteria. Under this method of accounting, aggregate rental revenue is recognized over the term of the lease (usually 12 to 48 months), which commences with date of installation or acceptance by the lessee.

          Service revenues are recognized as earned and maintenance revenues are recognized ratably over the service contract period. Warranty costs associated with products sold with warranty protection are estimated based on Knogo's historical experience and recorded in the period the product is sold.


     c. CASH EQUIVALENTS AND INVESTMENTS - Knogo considers all highly liquid investments purchased with a maturity of three months or less as cash equivalents. Included in cash equivalents are certificates of deposit of $516,000 at February 28, 1994. Investments are stated at cost which approximates market value. Investments consist principally of tax exempt interest-bearing bonds of the Government Development Bank of Puerto Rico.

          In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", which requires changes in the accounting and reporting of investments in debt and equity securities. Knogo is required to adopt SFAS No. 115 in fiscal 1995. The effect of adopting
          SFAS No. 115 on Knogo's consolidated financial statements is not expected to be material.

     d. INVENTORIES - Inventories are stated at the lower of cost (first-in, first-out method) or market. Component parts and systems in inventory available for assembly and customer installation are considered as work-in-process.

     e. SECURITY DEVICES ON LEASE - Security devices on lease are stated at cost and consist of completed systems which have been installed.

     f. DEPRECIATION AND AMORTIZATION - Depreciation of security devices on lease and property, plant and equipment is provided for using the straight-line method over their related estimated useful lives. The security devices generally have estimated useful lives of six years, except the cost of security devices related to operating leases with bargain purchase options are depreciated over the life of the lease.

     g. INTANGIBLES - Costs and expenses incurred in obtaining patents are amortized over the remaining life of the patents, not exceeding l7 years, using the straight-line method.

     h. DEFERRED LEASE RENTALS - Deferred lease rentals consist of amounts of rentals related to operating leases billed or paid in advance.

     i. INCOME TAXES - Knogo accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes.

     j. INCOME PER COMMON SHARE - Income per common share is computed using the weighted average number of common shares outstanding during the year, plus when dilutive, net additional shares issuable upon exercise of stock options.

     k. FOREIGN CURRENCY TRANSLATION - Assets and liabilities of foreign subsidiaries are translated at year-end exchange rates. Revenues and expenses are translated using the average exchange rates prevailing throughout the period. Exchange rate changes arising from translation from the foreign subsidiaries' functional currency to U.S. dollars are included in the equity adjustment from foreign currency translation component of shareholders' equity. Gains and losses from foreign currency transactions denominated in a currency other than the parent company's or its subsidiaries' functional currencies are included in results of operations.

2.        SUBSEQUENT EVENTS

MERGER WITH SENSORMATIC AND SPIN-OFF

On June 27, 1994, Knogo announced that it was holding discussions involving a possible merger or sale of Knogo or the addition of a significant investor.

On August 14, 1994, Knogo and its newly established, wholly-owned subsidiary Knogo North America, Inc. ("Knogo N.A.") entered into a Merger Agreement with Sensormatic Electronics Corporation ("Sensormatic"). The Merger Agreement contemplates that Knogo will be merged into Sensormatic (the "Merger"). Consummation of the Merger is subject to Knogo shareholder and regulatory approval.

Immediately prior to the Merger, Knogo will contribute to Knogo N.A. certain assets and liabilities of Knogo relative to its operations in the United States, Canada and Puerto Rico (the "Knogo N.A. Territory"). The Knogo N.A. common stock will be distributed to the Knogo shareholders, or Knogo will otherwise dispose of the stock or assets of Knogo N.A. so that upon the effectiveness of the Merger, Knogo's business interests outside of the United States, Canada, and Puerto Rico will be combined with those of Sensormatic.

Each outstanding share of Knogo Common Stock will be converted in the Merger into a fraction of a share of Sensormatic Common Stock, having a value of $18, subject to certain adjustments.

Supply and License Agreement

     Pursuant to a related supply agreement, Sensormatic is obligated to purchase products from Knogo N.A. in the amount of $12,000,000 during the first 12 months and an additional $12,000,000 during the ensuing 18 months. Such products will be priced to yield Knogo N.A. a 35% gross margin.

     Pursuant to a related license agreement, Knogo N.A. will have the exclusive right to manufacture and sell existing Knogo products within the Knogo N.A. Territory, and Sensormatic shall have such right elsewhere, except that Knogo N.A. and Sensormatic will each have the right to develop and market the SuperStrip technology in the Knogo N.A. territory.

Decline in Operations

     Subsequent to May 31, 1994, Knogo has experienced a decline in operating results principally as a result of declining revenues and professional fees in connection with the proposed merger and related agreements. Should Sensormatic fail to consummate the Merger (other than for breach by Knogo of its obligations or failure to obtain shareholder approval), Knogo would receive from Sensormatic a payment of either four million or ten million dollars, depending on the circumstances giving rise to the payment obligation. In the opinion of Knogo management, payment of such fees should provide sufficient funding for Knogo to maintain continuity of its existing operations as it seeks to return to previous operating levels.

3.        NET INVESTMENT IN SALES-TYPE LEASES AND OPERATING LEASE DATA

          Knogo is the lessor of security devices under agreements expiring in various years through 2001. The net investment in sales-type leases consist of:

                                         1994
                                     (in thousands)

Minimum lease payments receivable        $34,431
Allowance for uncollectible minimum
  lease payments                         (1,674)
Unearned income                          (7,424)
Portion of lease payments representing
  executory costs                        (1,083)
Unguaranteed residual value                1,569
                                         _______

                                         $25,819

        At February 28, l994, future minimum lease payments receivable under sales-type leases and noncancellable operating leases are as follows:

                                   Sales-Type     Operating
                                     Leases         Leases
                                         (in thousands)

l995                                $11,307         $5,423
1996                                  9,381          5,670
1997                                  7,009          4,954
1998                                  4,245          3,029
1999 and thereafter                   2,489            886
                                    _______         ______

                                    $34,431        $19,962


4.           INVENTORIES

             Inventories consist of the following:

                       1994
                 (in thousands)

Raw materials       $ 4,348
Work in process       9,184
Finished goods        6,558
                    _______

                    $20,090

5.           SECURITY DEVICES ON LEASE

             Security devices are stated at cost and are summarized as follows:

                                   1994
                              (in thousands)

Security devices on lease         $17,262
Less allowance for depreciation    12,117
                                  _______

                                  $ 5,145

6.           PROPERTY, PLANT AND EQUIPMENT

             Property, plant and equipment are stated at cost and are summarized as follows:

                            Estimated Useful       1994
                             Lives (Years)    (in thousands)

Land                                        $ 3,547
Buildings and improvements     25-40         13,491
Machinery and equipment         3-l0         11,216
Furniture, fixtures and
  office equipment              3-l0          5,565
Leasehold improvement            l-6            376
                                             ______

                                             34,195

Less allowance for
  depreciation and
  amortization                               14,591
                                            _______

                                            $19,604

7.           NOTES PAYABLE

                          1994
                      (in thousands)

Short-term lines of
  credit, overdraft
  facilities, and
  other                  $ 9,900
Term loans                16,250
                         _______

                         $26,150

        Knogo has various informal short-term overdraft and credit lines available on which Knogo may borrow in various currencies at prevailing market rates. At February 28, 1994, an amount of $3,049,000 was outstanding under a domestic credit line at an annual interest rate of 6%, maturing on July 14, 1994, subject to renewal. Amounts drawn in foreign currencies aggregated $5,278,000 with annual interest rates approximating 7.1%.

      Knogo has two equal term loan agreements with domestic banks. The term loans are payable in 13 remaining equal quarterly installments of $1,250,000. All borrowings under these agreements bear interest at the London Interbank Offered Rate plus 2.5% or the Alternate Base Rate, as defined, plus 1%. At February 28, 1994, the interest rate on outstanding borrowings was 6%. The terms of the agreements, among other matters, provide restrictions on additional borrowings, capital expenditures and payment of dividends and require that Knogo maintain certain minimum net worth and working capital, as defined. Knogo has pledged the shares of certain subsidiaries as collateral for the loans. Knogo has received from its term loan lenders a waiver of the "no net loss" covenant of its existing term loans for the quarter ended May 31, 1994.

      Aggregate maturities of notes payable, banks, are as follows (in thousands):

                  1995         $13,870
                  1996           5,278
                  1997           5,280
                  1998           1,474
                  1999              82
                  Thereafter       166

        Subsequent to year end, Knogo received a commitment from a group of European banks to provide a three year credit financing of 40 million European Currency Units (ECU's) (approximately $44 million) at an interest rate of 1 1/4% above the appropriate Interbank offered rate for each currency. Borrowings under the facility will be based upon eligible accounts receivable and lease contracts. As of September 16, the financing has not been consummated as a result of the Merger Agreement with Sensormatic (see Note 2).

8.           SHAREHOLDERS' EQUITY

   a. Knogo's Stock Option Plan provides for grants of up to 950,000 options to purchase Knogo's common stock. In connection with the Merger Agreement with Sensormatic, the Knogo stock options will be cancelled and options of Sensormatic and Knogo N.A. issued in replacement therefor. Under the Plan, options may be granted through May 4, l996 to executives and key employees at prices determined by the Stock Option Committee. Options become exercisable in whole or in part from time-to-time as shall be determined by the Committee at the time of grant of each option. Currently, options become exercisable 20% per year over a five-year period. All options granted in fiscal year 1994 were issued at fair market value at date of grant. Transactions during the year ended February 28, 1994 were as follows:

                                          Shares Under Option

                                     Option Price       Number
                                      Per Share       of Shares

Balance, February 28, l993                             558,427
Granted                                 $8.88            5,000
Exercised                           $5.13 - $7.75      (41,600)
Cancelled                           $5.13 - $6.25      (11,200)
                                                    __________

Balance, February 28, l994                             510,627

          Additionally, options to purchase 30,000 shares of Knogo's common stock were granted to the outside directors of Knogo. The option price per share was $l2.00 which was the fair market value on the date of the grant. Such options were fully exercisable at February 28, 1994 and expire in 1998.

          As of February 28, 1994, options were outstanding at a weighted average exercise price of $6.57 per share, and expire at various dates beginning November 1, 1995. As of February 28, 1994, options for 312,673 shares were available for future grants and options for 331,187 shares were exercisable. As of February 28, 1994, 853,300 shares of common stock were reserved for issuance in connection with the exercise of stock options.

     b. Knogo has a Shareholders' Rights Plan that provides rights to purchase new Knogo Corporation Participating Cumulative Preferred Shares Series A, par value $.0l per share ("Series A Preferred Shares") which would be distributed as a dividend at the rate of one right per common share. Rights become exercisable ten days after any person or group acquires 20% or more or announces a tender offer for 30% or more of Knogo's outstanding common stock. If and when the Rights become exercisable, each Right will entitle the holder thereof to purchase one one-hundredth (1/100th) of a Series A Preferred Share at an initial exercise price of $l00. The terms of the Series A Preferred Shares have been designed so that each one one-hundredth (l/l00th) of a Series A Preferred Share will be entitled to participate in dividends and to vote on an equivalent basis with one whole share of Knogo's common shares. Rights under the Rights Plan, together with the outstanding shares of Knogo Common Stock, will be exchanged for Sensormatic Common Stock and extinguished in the Merger.

9.        DIVIDENDS

          Knogo paid a regular quarterly cash dividend from July 1987 through December 1991. In January 1992, the Board of Directors determined to eliminate the dividend in connection with the restructuring of Knogo. Any further decision by the Board of Directors as to the declaration and payment of dividends will depend upon the earnings and financial condition of Knogo and such other facts as the Board of Directors deems appropriate at such time. The amount of cash dividends Knogo may pay is restricted under certain of its bank credit agreements. As of February 28, 1994, based on the most restrictive of the debt covenants, approximately $2,711,000 is available for payment of dividends.

10.       INCOME TAXES

          Income before income taxes consists of:

                                        1994
                                   (in thousands)

     Domestic                          $  857
     Foreign                            3,680
                                       ______
                                       $4,537

          The components of Knogo's income tax provisions are as follows:

                                        1994
                                    (in thousands)
     Domestic:
        Current                          $396
        Deferred                           -
                                         ____
                                          396

     Puerto Rico:
        Current                           390
        Deferred                         (164)
                                         ____

                                          226
     Foreign:
        Current                           (39)
        Deferred                          340
                                         ____

                                          301
                                         ____

                                         $923

          The reconciliation between total tax expense and the expected U.S. Federal income tax is as follows:

                                           1994
                                      (in thousands)

Expected tax expense at 34%              $ 1,543
Add/(deduct):
   Losses of foreign subsidiaries
     producing no tax benefit                207
   Effect of foreign tax credits and
     lower foreign tax rates              (1,108)
   U.S. losses producing no tax benefit    1,116
   Benefits of nontaxable income of
     Puerto Rico subsidiary               (1,106)
   Prior years' estimated tax adjustment     271
                                         _______
                                         $   923

          Significant components of deferred tax assets and liabilities are comprised of:

                                         1994
                                     Deferred Tax
                                       (Assets)
                                     Liabilities
                                    (in thousands)

Assets:
Accounts receivable                   $ (2,186)
   Inventories                          (1,004)
   Accrued liabilities                    (922)
   Research and development               (403)
   Intercompany transactions            (1,890)
   Net operating loss carryforwards     (8,788)
   Other                                  (519)
                                       _______
     Gross deferred tax assets         (15,712)
     Less: Valuation allowance           7,305
                                       _______

                                        (8,407)

Liabilities:
   Security devices on lease             2,077
   Property, plant and equipment         1,392
   Sales-type leases                     5,175
   Deferred sales                          475
   Other                                   469
                                      ________

     Gross deferred tax liabilities      9,588
                                      ________

        Net deferred tax liability     $  1,181


          The decrease in the valuation allowance of $1,838,000 during the year ended February 28, 1994 was primarily the result of utilization of net operating loss carryforwards.

          Knogo's Puerto Rico manufacturing subsidiary is exempt from Federal income taxes under Section 936 of the Internal Revenue Code. Also, Knogo was granted a partial income tax exemption under the provisions of the Puerto Rico Industrial Incentives Act of l978 from the payment of Puerto Rico taxes on income derived from marketing certain products manufactured by the subsidiary. The grant provides for a 90% exemption from Puerto Rico taxes until January 1, 2008. Knogo provides tollgate taxes on the earnings of the Puerto Rico subsidiary which it intends to remit, in the form of a dividend, to the parent company based upon the applicable rates. Such provision amounted to $20,000 for the year ended February 28, 1994.

          Knogo has approximately $2,800,000 in marketable securities which Knogo intends to maintain in Puerto Rico in order to obtain reduced tollgate taxes to be paid when the Puerto Rican source earnings are repatriated.

          Deferred income taxes have not been provided on the portion of the earnings of foreign subsidiaries aggregating approximately
$14,585,000 which are to be indefinitely reinvested.

          At February 28, 1994, Knogo had tax credit carryforwards of approximately $250,000 for Federal tax purposes available to offset future U.S. income tax liabilities through 2009. Knogo has available domestic and foreign net operating loss carryforwards of approximately $22,800,000 for tax purposes expiring through 2009.

          The prior years income tax returns of Knogo and its wholly-owned subsidiaries are currently being examined by various taxing authorities. Knogo has recorded the estimated settlement costs for these matters. Management anticipates that adjustments, if any, resulting from the conclusion of these examinations will not have a material effect on the consolidated financial statements.

11.       COMMITMENTS AND CONTINGENCIES

     a. Aggregate annual rent expense under leases for office, warehouse, manufacturing facilities, automobiles and other rental equipment amounted to approximately $2,498,000 for 1994. At February 28, 1994, the minimum rental commitments under all noncancellable operating leases are $1,333,000
          (1995), $648,000 (1996), $273,000 (1997), $158,000 (1998),
          and $26,000 (1999).

     b. Knogo has a severance compensation plan covering certain officers and employees which provides that in the event a participant's employment is terminated under certain circumstances within two years following a change in control, as defined, the participant would be entitled to a severance payment, as defined. In addition, the participant would be entitled to a cash payment in settlement of all outstanding stock options and to the continuation for a period of 18 months of certain benefits received under Knogo's various employee benefit arrangements. This severance compensation plan will not apply to, and will be terminated as a result of, the Merger. (Note 2)

     c. Knogo is a party to litigation arising in the normal course of business. Management believes the final disposition of such matters will not have a material adverse effect on the consolidated financial statements.

     d. Knogo has a voluntary profit sharing deferred contribution plan, which complies with section 401(k) of the Internal Revenue Code. The plan permits eligible employees to make voluntary contributions to a trust, up to a maximum of 10% of compensation, subject to certain limitations, with Knogo making a matching contribution presently at 50% of the first 6%. Knogo contributed to the plan approximately $54,000 for the year ended February 28, 1994.

     e. Knogo has an employment agreement with a senior executive through May, 1996 for which Knogo has a minimum annual commitment of approximately $300,000.

          On May 10, 1994, Arthur J. Minasy, Chairman of the Board of Directors and Chief Executive Officer, died. Knogo will pay a death benefit related to the termination of an employment contract in 24 equal monthly installments of $28,960, commencing in May 1994. This termination death benefit, with a present value of approximately $650,000 (computed at an effective rate of 7%), will be charged to expense in the first quarter of fiscal 1995.

     f. In connection with intercompany transactions, Knogo purchases future currency exchange contracts to hedge the risk associated with fluctuations between the Belgian Franc and the United States Dollar. At February 28, 1994, Knogo had two equal contracts expiring through February 15, 1995 to purchase a total of $10 million United States dollars. The contracts mature at set rates in $400,000 increments every two weeks during the contract period.

12.       BUSINESS SEGMENT DATA

          Knogo is engaged in only one segment and line of business, the manufacture, distribution, installation and servicing of systems designed to detect the unauthorized movement of articles and persons.

          Knogo's customers are principally in the retail industry.

          Certain information about Knogo's operations in different geographic areas as of and for the year ended February 28, 1994 is as follows:

Revenues:
   North America                      $ 18,695
   Europe and other                     70,607
                                      ________

   Total revenues                     $ 89,302

Operating profit before
   items below:
   North America                      $  1,473
   Europe and other                      7,435
                                      ________

     Total operating profit
        before items below               8,908

Corporate expenses                      (1,722)
Interest income                            445
Interest expense                        (2,358)
Foreign currency loss                     (736)
                                      ________
     Income before
        income taxes                  $  4,537

Identifiable assets:
   North America                      $ 33,418
   Europe and other                     75,927
                                      ________

     Total identifiable assets         109,345

   General corporate assets              5,106
                                      ________

     Total assets                     $114,451


          The activities of Knogo's Canadian operations, which are not material for separate disclosure, are included in North America.

          Transfers between geographic areas are accounted for at cost, plus a reasonable profit, and amounted to approximately
$12,524,000.

          Liabilities of foreign subsidiaries, exclusive of intercompany accounts amounted to $22,852,000.

13.       QUARTERLY RESULTS OF OPERATIONS (Unaudited)

          The following is a tabulation of the quarterly results of operations for the year ended February 28, 1994:

                          First     Second    Third    Fourth
                         Quarter   Quarter  Quarter  Quarter

                          (in thousands except per share data)

Revenues                 $23,922   $22,449   $21,375  $21,556
Operating profit           1,752     2,022     2,276    1,136
Income before income
  taxes                    1,244     1,269     1,545      479
Net income                   933       952     1,159      570
Net income per common
  and common
  equivalent share          $.17      $.17      $.21     $.10

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION FOR
THE FISCAL YEAR ENDED JUNE 30, 1994, RELATING TO THE
COMPANY'S ACQUISITION OF KNOGO:


   PRO FORMA COMBINED FINANCIAL INFORMATION

   Introductory Note

           The following tables set forth certain unaudited condensed pro forma combined financial information for Sensormatic after giving effect to the Divestiture and the Merger, using the purchase method of accounting as if such transaction had been consummated, with respect to the statement of income, on July 1, 1993 and, with respect to the balance sheet, as of June 30, 1994. The information contained in the following tables does not purport to be indicative of the results of operations and financial position of Sensormatic which may have been obtained had the Divestiture and the Merger with Knogo been consummated on the dates assumed.

           The unaudited Knogo historical financial statements for the 12-month period ended May 31, 1994 have been adjusted to reflect the division of Knogo into Knogo N.A. and "Knogo International" and the reversal of intercompany transactions and balances (net of the related income tax effect thereon) eliminated as part of determining the Knogo historical financial statements. The resulting balances (under the heading "Historical Knogo International") are combined with Sensormatic in the accompanying pro forma financial information.

           The unaudited condensed pro forma combined financial information reflects a preliminary allocation of the purchase price of Knogo and, accordingly, is subject to change upon, among other things, completion of the Divestiture and the Merger with Knogo. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited condensed pro forma combined financial information appearing herein are preliminary and have been made solely for purposes of developing such pro forma combined financial information.

           The pro forma information with respect to the Merger assumes that 3,125,000 shares of Sensormatic Common Stock were issued to the Shareholders at an Average Sensormatic Share Price of $32.00 (which is equal to the closing price of a share of Sensormatic Common Stock on the NYSE Composite Tape on August 12,
   1994). If the Average Sensormatic Share Price for these purposes had been $28.00, pro forma primary and fully diluted earnings per share for the fiscal year ended June 30, 1994 would have been $1.22 and $1.18, respectively.



           UNAUDITED CONDENSED PRO FORMA COMBINED BALANCE SHEET
                              June 30, 1994
                              (in thousands)


                                                            Combined
                             Historical                    Sensormatic
                  Sensor-      Knogo           Pro Forma    and Knogo
                   matic  International (a)   Adjustments International

ASSETS

   Cash and
   marketable
   securities      $ 54,542     $ 8,401          $(664)(g)     $ 62,279

   Trade and
   other
   receivables
   and
   investment in
   sales-type
   leases, net      308,499      46,033                         354,532


   Inventories,
   net              163,906      13,654           2,705(g)      180,265

   Revenue
   equipment and
   other
   property,
   plant and
   equipment,
   net              165,478      13,231           (800)(g)      177,909

   Deferred
   charges,
   patents and
   other assets,
   net              120,061       2,995                         123,056

   Costs in
   excess of net
   assets
   acquired, net    343,017          --         $80,076(b)      423,093
                  _________      ______         __________      _______


   Total assets  $1,155,503     $84,314         $81,317      $1,321,134


LIABILITIES AND
SHAREHOLDERS'
EQUITY

   Accounts and
   income taxes
   payable
   and accrued
   liabilities     $208,638     $23,802         $18,662(b)(g)  $251,102


   Debt             219,173      23,367                         242,540

   Common stock     546,577                      99,800(b)      646,377

   Retained
   earnings         237,553      37,145        (37,145)(b)      237,553

   Other
   shareholders'
   equity           (56,438)                                    (56,438)
                    ________     _______        ___________      _______

   Total
   stockholders'
   equity           727,692      37,145         62,655          827,492


   Total
   liabilities
   and
   stockholders'
   equity         $1,155,503   $ 84,314       $ 81,317        $1,321,134

____________________

             See Accompanying Notes to Unaudited Condensed Pro Forma Combined Financial Information.



        UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF INCOME
                         Year Ended June 30, 1994
                 (in thousands, except per share amounts)


                                                             Combined
                             Historical                     Sensormatic
                              Knogo In-                      and Knogo
                    Sensor-  ternational      Pro Forma       Inter-
                    matic      <F1>(a)       Adjustments   national<F1>



   Total revenues $655,966     $70,088                         $726,054

   Cost of
   revenues       270,977      29,885        $(3,600)(e)        297,262


   Operating
   expenses       280,202      34,513         (6,298)(c)(d)     308,417
                  _______    _________      ________           ________

   Operating
   income         104,787       5,690          9,898            120,375

   Other income
   (expenses),
   net             (8,822)     (2,031)                          (10,853)
                   _______    ________       ________           ________

   Income before
   income taxes    95,965       3,659         9,898             109,522

   Provision for
   income taxes    23,900         395         5,061(f)(h)        29,356
                  _______       ______      _______             _______


   Net income     $72,065      $3,264        $4,837             $80,166

   Primary
   earnings per
   common share    $ 1.16                                        $ 1.23

   Fully diluted
   earnings per
   common share    $ 1.13                                        $ 1.19

   Common shares
   used in the
   computation
   of:

     Primary
     earnings
     per common
     share         61,885                                        65,010

     Fully
     diluted
     earnings
     per common
     share         68,343                                        71,468

   _______________________

   <F1>   Includes Knogo International for the 12-month period ended May
          31, 1994.

          See Accompanying Notes to Unaudited Condensed Pro Forma
          Combined Financial Information.


   NOTES TO UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL
   INFORMATION

             (a) The unaudited Knogo Historical financial statements for the 12-month period ended May 31, 1994, have been adjusted to reflect Knogo N.A. and Knogo International as separate entities.

                       Consolidated Balance Sheet
                              May 31, 1994
                             (in thousands)
                              (unaudited)

                                                         Historical
                                  Less                     Knogo
                     Knogo     Knogo N.A.    Adjust-       Inter-
                  Historical   Historical   ments(*)      national
                  __________   __________   _________   _____________

   Assets:

     Cash and
     marketable
     securities     $  9,237       $ 836    $                $ 8,401


     Trade and
     other
     receivables
     and
     investment
     in sales-
     type
     leases, net      51,851      11,356      5,538           46,033

     Inventories      21,496       9,522      1,680           13,654

     Revenue
     equipment
     and other
     property,
     plant and
     equipment,
     net              25,182      13,502      1,551           13,231

     Deferred
     charges,
     patents
     and other
     assets            4,673       1,678                       2,995
                     _______     _______     _______         _______

                    $112,439     $36,894      $8,769         $84,314
                    ________     _______      _______        _______

   Liabilities
   and Share-
   holders'
   Equity:


     Accounts
     and income
     taxes
     payable and
     accrued
     liabilities    $ 22,824     $ 4,956      $5,934         $23,802

     Debt             24,015         648                      23,367
                     _______      _______     ______        _______

                      46,839       5,604       5,934          47,169

     Equity           65,600      31,290       2,835          37,145
                    ________     _______    ________         _______

                    $112,439     $36,894      $8,769         $84,314
                    ________     _______    ________         _______



                  Consolidated Statement of Operations
                    Twelve Months Ended May 31, 1994
                             (In thousands)
                              (unaudited)


                                                          Historical
                   Knogo        Less                        Knogo
                Historical   Knogo N.A.     Adjust-        Inter-
                   (**)      Historical     ments (*)     national
                __________   __________   ___________     _________

 Revenues:


   Total
   revenues        $85,313      $27,149       $11,924      $70,088


 Costs and
 Expenses:


   Cost of
   revenues         30,380       13,786       13,291        29,885

   Operating
   expenses         49,496       12,823       (2,160)       34,513
                   _______      _______      ________     _______

   Operating
   income            5,437          540          793         5,690

   Other income
   (expenses),       (2,483)        (452)                   (2,031)
   net               _______      _______       _______      ______

   Income before
   income taxes      2,954           88          793         3,659


   Provision
   for income
   taxes               544          504          355           395
                    ______        _____       _______        _____

   Net Income
   (Loss)         $  2,410     $  (416)        $ 438      $  3,264
                  ________      _______       _______     ________

   *Adjustments represent primarily (i) the reversal of intercompany transactions and balances (and the related income tax effect thereon) eliminated as part of determining the Knogo Historical financial statement and (ii) an adjustment to reclassify depreciation on security devices from operating expenses to cost of revenues to conform to the presentation used in the Sensormatic financial statements.

** Knogo's historical year end is Feburary 28.  These amounts represent
   Knogo's operating results for the year ended February 28, 1994, minus the quarter ended May 31, 1993, plus the quarter ended May 31, 1994.

            (b) An adjustment to record the preliminary allocation of the costs of the Merger ($100.0 million), the estimated acquisition costs (approximately $3.0 million) and the amount of stock issuance costs ($200,000). This adjustment also records costs in excess of net assets acquired ($80.1 million) and eliminates the historical Knogo International retained earnings ($37.1 million) and records additional purchase accounting reserves and adjustments, including the incremental costs related to the supply agreement between Sensormatic and Knogo N.A. These additional purchase accounting reserves and adjustments were approximately $21.0 million, net of related income tax benefits.

            (c) An adjustment to record the amortization of the costs in excess of net assets acquired related to the Merger (approximately $80.1 million) over 40 years. Amortization expense was approximately $2.0 million for the year ended June 30, 1994.

            (d) An adjustment to record an estimate of the cost savings associated with the implementation by Sensormatic of a formal plan to reduce duplicative operating expenses arising from the Merger. This adjustment was approximately $8.3 million for the year ended June 30, 1994.

            (e)	 Adjustment for costs associated with supply agreement
   purchase accounting reserve (see (b) above). This adjustment was approximately $3.6 million for the year ended June 30, 1994.

	    (f)	To eliminate the income tax benefits related to net
   operating losses of Historical Knogo International prior to the Merger, which will be accounted for as a reduction of costs in excess of net assets acquired as benefits are realized. This adjustment was approximately $1.0 million for the year ended June 30, 1994.

	    (g)	Adjustments to effectuate the Divestiture.

            (h) Adjustments to record the income tax effect of the pro forma adjustments, as applicable.

                              SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Dated:    September 20, 1994



                                 SENSORMATIC ELECTRONICS CORPORATION


                                 By: /s/ MIGUEL A. FLORES
                                     Miguel A. Flores
                                     Vice President and Treasurer

                            Exhibit Index


           Exhibit
            Number                Description

             2(a)   Agreement and Plan of Merger ("Merger      (previously
                    Agreement") dated August 14, 1994,           filed)
                    between Sensormatic Electronics
                    Corporation, Knogo Corporation
                    ("Knogo") and Knogo North America,
                    Inc. ("Knogo North America")
                    (including Exhibit A - Delaware
                    Certificate of Merger; Exhibit B - New
                    York Certificate of Merger; and
                    Exhibit C - Form of Contribution and
                    Divestiture Agreement (the "Divesti-
                    ture Agreement") between Knogo and
                    Knogo North America)

             2(b)   Form of License Agreement between          (previously
                    Knogo and Knogo North America                filed)
                    (Exhibit B to Divestiture Agreement)

             2(c)   Form of Supply Agreement between Knogo     (previously
                    and Knogo North America (Exhibit C to        filed)
                    Divestiture Agreement)

                    (Schedules to Exhibits 2(a), 2(b) and
                    2(c) are not included.  Copies will be
                    furnished supplementally to the
                    Securities and Exchange Commission
                    upon request.)

            23(a)   Consent of Deloitte & Touche LLP

            23(b)   Consent of Deloitte & Touche LLP